Exhibit 99.1

FOR IMMEDIATE RELEASE

Monday, October 28, 2013

Gannett Board elects new director

McLEAN, VA – Tony A. Prophet, senior vice president of Operations, Printing and Personal Systems at Hewlett-Packard Company, has been elected to the Board of Directors of Gannett Co., Inc. (NYSE: GCI), effective October 29, 2013, the company announced.

“It is a pleasure to welcome Tony to the Board of Directors. He has an outstanding record of leadership and we look forward to working with him to help advance the company’s growth strategies and value to shareholders. He brings a valuable perspective and deep knowledge that will have a positive impact on the company,” said Gannett Chairman Marge Magner.

Gracia Martore, Gannett’s president and chief executive officer, said, “Tony has strong operational experience that will help enhance our efforts as we continue to leverage our growth opportunities and deliver best-in-class content and services across broadcast, digital, print and mobile platforms.”

Prophet has been with Hewlett-Packard since 2006, initially as senior vice president of Supply Chain Operations, Personal Systems Group, until 2012 when he was named to his current role. Prior to joining Hewlett-Packard, he served in a variety of roles at United Technologies Corporation, Honeywell International, Inc., Booz Allen Hamilton, Inc., and General Motors Company.

With Prophet’s election, Gannett has 10 directors.

About Gannett

Gannett Co., Inc. (NYSE: GCI) is an international media and marketing solutions company that informs and engages more than 100 million people every month through its powerful network of broadcast, digital, mobile and publishing properties. Our portfolio of trusted brands offers marketers unmatched local-to-national reach and customizable, innovative marketing solutions across any platform. Gannett is committed to connecting people – and the companies who want to reach them – with their interests and communities. For more information, visit www.gannett.com.

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For media inquiries, contact:	For investor inquiries, contact:
Jeremy Gaines	Jeffrey Heinz
Vice President, Corporate Communications	Vice President, Investor Relations
703-854-6049	703-854-6917
jmgaines@gannett.com	jheinz@gannett.com